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                                                                    EXHIBIT 8.01



                                September 6, 2002


Crescent Real Estate Equities Limited Partnership and
Crescent Finance Company
777 Main Street
Suite 2100
Fort Worth, TX 76102

RE:           CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP AND
              CRESCENT FINANCE COMPANY
              EXCHANGE OFFER OF REGISTERED NOTES FOR PRIVATE NOTES

Ladies and Gentleman:

On May 24, 2002, Crescent Real Estate Equities Limited Partnership and Crescent Finance Company (together with Crescent Real Estate Equities Limited Partnership, the "Issuers") filed a Registration Statement on Form S-4 (File No. 333-89194) (the "Registration Statement"), with the Securities and Exchange Commission. In connection with Amendment No. 1 to the Registration Statement, you have asked us to render an opinion with respect to the material federal income tax consequences of the exchange of the 2009 Private Notes for the 2009 Exchange Notes pursuant to the exchange offer. All capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Registration Statement, as amended through the date hereof.

We have acted as special tax counsel to the Issuers in connection with the preparation of the Registration Statement. Based on our examination of such documents and questions of law as we have deemed necessary or appropriate, it is our opinion that the exchange of the 2009 Private Notes by any holder for the 2009 Exchange Notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the 2009 Exchange Notes will not be considered to differ materially in kind or extent from the 2009 Private Notes. Rather, the 2009 Exchange Notes received by any holder will be treated as a continuation of the 2009 Private Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging the 2009 Private Notes for the 2009 Exchange Notes pursuant to the exchange offer, and the federal income tax consequences of holding and disposing of the 2009 Exchange Notes will be the same as the federal income tax consequences of holding and disposing of the 2009 Private Notes. Accordingly, a holder's adjusted tax basis in the 2009 Exchange Notes will be the same as its adjusted tax basis in the 2009 Private Notes exchanged therefor and its holding period for the 2009 Private Notes will be included in


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Crescent Real Estate Equities Limited Partnership
Crescent Finance Company
September 6, 2002
Page 2


its holding period for the 2009 Exchange Notes. Thus, the determination of gain on a sale or other disposition of the 2009 Exchange Notes will be the same as for the 2009 Private Notes. In addition, the holders, among other things, must continue to include original issue discount, if any, in income as if the exchange had not occurred. There will be no federal income tax consequences of the exchange offer to the Issuers.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein under the caption "Legal matters." The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act or are within the category of persons whose consent is required by Section 7 of the Securities Act.




Very truly yours,


/s/ Shaw Pittman LLP

SHAW PITTMAN LLP